Exhibit 2.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of March, 2014, by and between the following:

BROADLEAF CAPITAL PARTNERS, INC, a Nevada corporation, (the “Company”) ; and

TEXAS GULF OIL & GAS, INC., a Nevada corporation (the “Seller”).

W I T N E S S E T H

Precautionary and Forward-Looking Statements

This Agreement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," 'expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in Broadleaf's disclosures or filings with the SEC. You are further cautioned that penny stocks, like Broadleaf, are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment.

WHEREAS, subject to the terms and conditions of this Agreement, the Company and  Seller desire for the Company to purchase from Seller and for Seller to sell to Company certain assets owned by Seller, as more particularly described in Paragraph 2.1 of this Agreement (the “Seller's Assets”); and

WHEREAS, the Board of Directors of Company deems it desirable and in the best interests of Company and its stockholders that Company, through its to be formed wholly owned subsidiary, TEXAS GULF EXPLORATION & PRODUCTION, INC., a Nevada corporation (“TGEP”),  purchase the Seller's Assets in consideration of the issuance of of Ninety (90) shares of the Company's Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”); and

WHEREAS, the Seller deems it desirable and in the best interests of Seller that the Seller sell the Seller's Assets to TGEP; and

WHEREAS, Company and the Seller desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement; and

        WHEREAS, the Board of Directors of Company and the Board of Directors of Seller have approved and adopted this Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

SECTION 1

DEFINITIONS

1.1           “Agreement,” “Company”, “Seller” and  “Seller's Assets”, respectively, shall have the meanings defined in the foregoing preamble and recitals to this Agreement.

1.2           “Closing Date” shall mean 10:00 a.m., local time, on March 31, 2014, at Las Vegas, Nevada, the date on which the parties hereto shall close the transactions contemplated herein; provided that the parties can change the Closing Date and place of Closing to such other time and place as the parties shall mutually agree, in writing.  As of the Closing Date, all Exhibits to this Agreement shall be complete and attached to this Agreement.

SECTION 2

AGREEMENT FOR PURCHASE AND SALE OF SELLER'S ASSETS

2.1           Substantive Terms of the Purchase and Sale of Seller Assets.

(a)           At the Closing, the Seller shall sell and deliver to TGEP free and clear title to all of the assets described in Exhibit 2.1(a)(1) and TGEP shall assume all of those liabilities of Seller as identified in Exhibit 2.1(a)(2) hereto.

(b)           At the Closing, the Company shall deliver to Seller a certificate for Ninety (90) shares of Series A Convertible Preferred Stock of the Company, each share of which shall be convertible, at Seller's option, into shares of common stock of the Company representing One percent (1%) of the total number fully-diluted shares of Common Stock issued and outstanding as of the close of business on the last business day prior to the date of the notice of conversion.  No holder of the shares of Preferred Stock shall be entitled to convert the Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of common stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of common stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice). The holders of the Preferred Stock shall vote the shares of Preferred Stock, together with the shares of common stock of the Company, on an “as converted” basis times 100. There shall be no rights of conversion until such time as the Company has effectuated an increase in authorized shares.

(c)           At the Closing, the then officers and directors of TGEP shall tender their resignations and Timothy J. Connolly shall be named as sole officer and director of TGEP.

2.2           Other Related Terms of Transaction.

(a)           For a period of five (5) years, TGEP shall have a right of first refusal to provide all wellhead services for all of Seller's oil and/or gas wells at a fee of cost plus Ten percent (10%) for such services.

(b)           Seller shall have a 60-day right of first refusal to invest funds in any new oil or gas leases that TGEP locates and signs leases for.

(c)           TGEP shall assume all accrued but unpaid salaries due management and the employees of Seller, with any unpaid or deferred compensation due Seller's Chief Executive Officer, Timothy J. Connolly, being paid in shares of common stock of the Company subsequent to the Closing.

(d)           As further described in Exhibit 2.1(a)(2) hereto, a Employment Agreements by and between Seller and its employees, copies of which are attached to this Exhibit 2.1(a)(2), shall be assumed by TGEP with the payment of salaries due under such agreements being guaranteed by the Company.
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2.3           Conditions Precedent.  In addition to those conditions precedent contained in Sections 8 and 9 hereof, the Closing of this transaction and the duties of the respective parties are contingent upon:

(a)           Access to Books and Records.  Each of the parties shall give the other Parties and their designated respective officers, directors, stockholders, members, partners, employees, advisors, agents, financing sources (and their respective advisors) or other representatives and affiliates (collectively, “Representatives”), a reasonable opportunity to conduct a due diligence investigation of the other party and their respective businesses and affairs.

                (b)           Consents and Releases. Prior to the Closing, the Company shall obtain all written consents and releases of all persons deemed necessary by the Seller in connection with the consummation of the transaction. Prior to the Closing, the Seller shall obtain all written consents and releases of all persons deemed necessary by the Company in connection with the consummation of the transaction.

                (c)           Approval of Due Diligence. Each of the Parties shall have approved the results of their respective reviews of the relevant books, records, documents, intellectual property, contracts, and financial condition of the other Party

                (d)           Conduct of Business. From the date of this Agreement through the Closing, the Company, TGEP and the Seller shall operate only in an ordinary course consistent with prior practices.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company, in order to induce Seller to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Seller as follows:

      3.1      Organization and Qualification.  Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with all requisite power and authority to own its property and to carry on its business as it is now being conducted.  Company is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification.

3.2           Authorization and Validity.  Company has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement.  The board of directors and stockholders of Company have taken all action required by law, its Articles of Incorporation and Bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the satisfaction or waiver of the conditions precedent set forth in Section 8 of this Agreement.  Assuming this Agreement has been approved by all action necessary on the part of Seller, this Agreement is a valid and binding agreement of Company.

3.3           No Defaults.  Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.  Company is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of Company.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of Company and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

3.4           Documents.  The copies of all agreements and other instruments that have been delivered by Company to Seller are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

3.5           Regulatory Matters . All required filings of the Company with the Securities and Exchange Commission, the Nevada Secretary of State, FINRA, the Depository Trust Company and any other governmental or regulatory body have been timely filed and are true and correct.

There are no undisclosed regulatory issues issues with any of the aforementioned regulatory agencies or entities.

3.6       Non-Shell Status.  The Company has never filed any document with any of the regulatory agencies or entities, identified in Section 3.5, above, that describes the Company as a “Shell” company as defined in Rule 144(i)(1) as promulgated by the Securities and Exchange Commission under authority of the Securities Act of 1933 and the Company does not meet such definition of a “Shell” as of the date of this Agreement, nor will it do so as of the Closing Date.

3.7      Disclosure.  The representations and warranties made by Company herein and in any schedule, statement, certificate, or document furnished or to be furnished by Company to Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, in order to induce Company to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Company as follows:

4.1           Organization and Qualification.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with all requisite power and authority to own its property and to carry on its business as it is now being conducted.  Company is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification.

4.2           Ownership of Seller's Assets.  Seller is the sole owner of the Seller assets and, as of the Closing Date, will be able to deliver to Company legal and equitable title to the Seller assets, free and clear of any encumbrances of any kind whatsoever.

4.3           Validity.  Seller has the requisite power to execute and deliver and to carry out the terms of this Agreement. Assuming this Agreement has been approved by all actions necessary on the part of Company, this Agreement is a valid and binding agreement of Seller.

4.4           Liabilities.  The Seller Assets do not have any liabilities, liens or any claims whatsoever assessable against them, except as listed in Exhibit 2.1(a)(2), such liabilities being assumed by TGEP as set forth in Sections 2.1(a) and 2.2(b) and (c) hereof.

4.5           Litigation.  Except as set forth in Exhibit 4.5, there are no actions, suits, proceedings, orders, investigations, or claims pending against or affecting the Seller's Assets at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending or threatened in writing during the 12-month period preceding the date hereof, which, if adversely determined, would materially and adversely affect the financial condition of Seller's Assets.  The Seller Assets are not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

4.6           Taxes.  At the Closing Date, all taxes assessable to the Seller's Assets which are then due shall have been paid in full.

4.7           Material Change.  Except as disclosed on Exhibit 4.7, there has been no material change in the condition, financial or otherwise, of the Seller's Assets, except changes occurring in the ordinary course of business, which changes have not materially, adversely affected their condition.

4.8           Documents.  The copies of all agreements and other instruments that have been delivered by Seller to Company are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

4.9           Disclosure.  The representations and warranties made by Seller herein and in any schedule, statement, certificate, or document furnished or to be furnished by Seller to Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby taken as a whole do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

SECTION 5

INVESTIGATION; PRESS RELEASE

5.1           Investigation.

(a)           The Company acknowledges that prior to the Closing it will have completed its own independent investigation of the Seller's Asset to confirm, among other things, the assets, liabilities, title, liens, operability, and status of business of the Seller's Assets.  In the event that this Agreement is terminated for any reason, Company will return to Seller all documents, work papers, and other materials and all copies thereof obtained by Company, or on its behalf, from Seller, whether obtained before or after the execution hereof, will not use, directly or indirectly, any confidential information obtained from Seller hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to Seller except to the extent the same is publicly disclosed by Seller.

(b)           The Seller acknowledges that prior to the Closing it will have completed its own investigation of Company, which has included, among other things, the opportunity of discussions with executive officers of Company, and its accountants, investment bankers, and counsel.  In the event of termination of this Agreement for any reason, Seller will deliver to Company all documents, work papers, and other materials and all copies thereof obtained by it, or on its behalf, from Company, whether obtained before or after the execution hereof and will not use, directly or indirectly, any confidential information obtained from Company hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to Company, except to the extent the same is publicly disclosed by Company.

5.2           Press Release.  Company and Seller shall agree with each other as to the form and substance of any press releases and the filing of any documents with any federal or state agency related to this Agreement and the transactions contemplated hereby and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure that her or its counsel deems necessary.

SECTION 6

BROKERAGE; OTHER COSTS

6.1           Brokers and Finders.  Neither Company nor Seller, or any of their respective officers, directors, employees, or agents, has employed any broker, finder, or financial advisor or incurred any liability for any fee or commissions in connection with initiating the transactions contemplated herein.  Each party hereto agrees to indemnify and hold the other party harmless against or in respect of any commissions, finder’s fees, or brokerage fees incurred or alleged to have been incurred with respect to initiating the transactions contemplated herein as a result of any action of the indemnifying party.

6.2           Other Costs.  The parties agree that each party shall bear its own expenses incurred with in connection with this Agreement and the transaction provided for herein, including, but not limited to, fees of attorneys, accountants and other fees.

SECTION 7

CLOSING AGREEMENTS

7.1           Closing Agreements.  On the Closing Date, the following activities shall occur, the following agreements shall be executed and delivered, and the respective parties thereto shall have performed all acts that are required by the terms of such activities and agreements to have been performed simultaneously with the execution and delivery thereof as of the Closing Date:

(a)           Company shall have delivered to Seller the certificate for Ninety (90) shares of Series A Convertible Preferred Stock, as further described in Section 2.1(b) and the appropriate documents as required by Section 2.1(c) hereof.

SECTION 8

CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS TO CLOSE

The obligations of Company to consummate this Agreement are subject to satisfaction on or prior to the Closing Date of the following conditions:

8.1           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

8.2           Other.  The joint conditions precedent in Section 10 hereof shall have been satisfied and all documents required for Closing shall be acceptable to Counsel for Company.

SECTION 9

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE

The obligation of Seller to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

9.1           Representations and Warranties.  The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Company shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

9.2           Other.  The joint conditions precedent in Section 10 hereof shall have been satisfied.

SECTION 10

JOINT CONDITIONS PRECEDENT

The obligations of Company and Seller to consummate this Agreement shall be subject to satisfaction or waiver in writing by all parties of each and all of the following additional conditions precedent at or prior to the Closing Date:

10.1           Other Agreements.  All of the agreements contemplated by Section 7.1 of this Agreement shall have been executed and delivered, and all acts required to be performed thereunder as of the Closing Date shall have been duly performed, including, without limitation, completion of all exhibits to this Agreement.

10.2           Absence of Litigation.  At the Closing Date, there shall be no action, suit, or proceeding pending or threatened against any of the parties hereto by any person, governmental agency, or subdivision thereof, nor shall there be pending or threatened any action in any court or administrative tribunal, which would have the effect of inhibiting the consummation of the transactions contemplated herein.

SECTION 11

CONFIDENTIALITY

11.1           Company acknowledges that its directors, executive officers, employees, consultants, and affiliates have, and will, acquire information and materials from Seller concerning knowledge about the technology, business, products, strategies, customers, clients and suppliers of the Seller Assets and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of Seller, such acquired information, materials, and knowledge are hereinafter referred to as “Confidential Information.”  Company, itself, and on behalf of its directors, executive officers, employees, consultants, and affiliates, covenant to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information.  Similarly, Seller acknowledges that its directors, executive officers, employees, consultants, and affiliates have, and will, acquire information and materials from Company concerning knowledge about the technology, business, products, strategies, customers, clients and suppliers of Company and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of Company.  Seller, itself, and behalf of its directors, executive officers, employees, consultants, and affiliates, covenant to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information

11.2           The Confidential Information disclosed by the one party to the other shall remain the property of the disclosing party.

11.3           Company and Seller, and their respective directors, executive officers, employees, consultants, and affiliates, shall maintain in secrecy all Confidential Information disclosed to them by the party other using not less than reasonable care. Company and Seller, and their respective directors, executive officers, employees, consultants, and affiliates shall not use or disclose in any manner to any third party any Confidential Information without the express written consent of the chief executive officer of the other party unless or until the Confidential Information is:

(a)           publicly available or otherwise in the public domain; or

(b)           rightfully obtained by any third party without restriction; or

(c)           disclosed by the other party without restriction pursuant to judicial action, or government regulations or other requirements.

        11.4         The obligations of under Sections 11.1, 11.2, and 11.3 of this Agreement shall expire one year from the date hereof.

SECTION 12

TERMINATION AND WAIVER

12.1           Termination.  This Agreement may be terminated and abandoned on or before the Closing Date by:

(a)           the mutual consent in writing of the parties hereto;

(b)           Company, if the conditions precedent in Sections 8 and 10 of this Agreement have not been satisfied or waived by the Closing Date; and

(c)           Seller, if the conditions precedent in Sections 9 and 10 of this Agreement have not been satisfied or waived by the Closing Date.

If this Agreement is terminated pursuant to Section 12.1, the parties hereto shall not have any further obligations under this Agreement, and each party shall bear all costs and expenses incurred by it.

SECTION 13

NATURE AND SURVIVAL OF REPRESENTATIONS, ETC.

13.1           Nature and Survival.  All statements contained in any certificate or other instrument delivered by or on behalf of Company or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by Company or Seller in this Agreement or pursuant hereto shall survive the Closing Date hereunder until the expiration of the 12th month following the Closing Date.

SECTION 14

MISCELLANEOUS

14.1           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

     to Seller:                                           Texas Gulf Oil & Gas, Inc.
123 North Post Oak Lane
Suite 440
Houston, TX 77024

to Company:	Broadleaf Capital Partners, Inc.
3887 Pacific Street
Las Vegas, NV 89121

to TGEP:	Texas Gulf Exploration & Production, Inc.
c/o Broadleaf Capital Partners, Inc
3887 Pacific Street
Las Vegas, NV 89121

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

14.2           Time of the Essence.  Time shall be of the essence of this Agreement.

14.3           Costs.  Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

14.4           Entire Agreement and Amendment.  This Agreement, all Exhibits hereto, and documents delivered at the Closing Date hereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto.  This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted.  The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

14.5           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

14.6           Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

14.7           Attorneys’ Fees and Costs.  In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys’ fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

14.8           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

14.9           Captions.  The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

COMPANY:

Broadleaf Capital Partners, Inc.,
a Nevada corporation

By: /s/ J. Michael King
            J. Michael King, President

SELLER:

Texas Gulf Oil & Gas, Inc.,
a Nevada corporation

By: /s/ Timothy J. Connolly
             Timothy J. Connolly, President

This Agreement is approved, ratified and adopted by Texas Gulf Exploration & Production, Inc. on this
31st  day of March, 2014.

Texas Gulf Exploration & Production, Inc.
a Nevada corporation

By: /s/  J. Michael King
             J. Michael King, President

Exhibit 2.1(a)(1)

 SELLER'S EQUIPMENT AND OTHER PROPERTY

Equipment Owned by Texas Gulf Oil & Gas, Inc. as of 03/31/2014

·         3000 Feet of 2” and 3” steel tubing

·         29’ Gooseneck trailer to haul tubing

·         Tank Battery at Herman Harris Lease (unused)

o   210 Barrel Oil Storage Tank with Landing

o   100 Barrel Oil Separator

·         Tank Battery at Herman Harris A Lease (in use)

o   210 Barrel Oil Storage Tank with Landing

o   100 Barrel Oil Separator

·         5 Pump Jacks Operating on Herman Harris A Lease

Exhibit 2.1(a)(2)

LIABILITIES OF SELLER TO BE ASSUMED

       1.   All accrued but unpaid salaries due management and the employees of Seller.

       2.   All Employment Agreements by and between Seller and Timothy J. Connolly, a copy of which is attached to this Exhibit 2.1(a)(2).

       3.   Expenses of Seller incurred to date in connection with this transaction.

EXHIBIT D

EMPLOYMENT AGREEMENT
FOR
TIMOTHY J. CONNOLLY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ___ day of January, 2012 (the "Effective Date"), between Texas Gulf Oil & Gas, Inc., a Nevada corporation (the "Employer"), and Timothy J. Connolly, an individual residing at ____________________, Houston, Texas __________ (the "Executive", and together with the Employer, the "Parties" and each, a "Party").

RECITALS

WHEREAS, the Parties desire that the Executive shall be employed as the manager of the Employer (the "Chief Executive Officer"); and

WHEREAS, coincident with the execution of this Agreement, Global NuTech, Inc., a Nevada corporation, is entering into a transaction with the Employer whereby it shall acquire One Hundred percent (100%) of the issued and outstanding capital stock of the Employer, which acquisition includes all of the business and goodwill of the Employer (the "Acquisition"); and

WHEREAS, a condition of the Acquisition is the execution of an employment agreement between the Parties, pursuant to which the Executive shall provide his expertise in the Oil and Gas industry to the Employer for the term set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the Parties agree as follows:

AGREEMENT

ARTICLE I
EMPLOYMENT OF EXECUTIVE

1.1 DUTIES AND STATUS.

(a) The Employer hereby engages the Executive to serve as its Chief Executive Officer for the period specified in Section 3.1 below (the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

(b) The Executive shall serve as Chief Executive Officer and shall perform such duties and responsibilities appropriate to, consistent with, and commonly associated with, such position (the "Duties").

(c) Throughout the Employment Period, the Executive shall devote such time as is mutually deemed to be reasonably necessary for the performance of his Duties.

(d) During the Employment Period, the Executive shall perform and discharge faithfully, diligently, in good faith and to the best of the Executive's ability such Duties.

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(e) Except for reasonable business travel mutually agreed upon by the Parties, the Executive shall be required to perform the Duties provided for in this Section 1.1 only at the principal offices of the Employer in the Houston, Texas, metropolitan area.

1.2 COMPENSATION AND GENERAL BENEFITS. The Executive shall be compensated as follows:

(a) Beginning effective February 1, 2012, the Executive shall be compensated on a monthly basis with the greater of: (i) five percent (5%) of the Employer's (*x*) net revenues from hydrocarbons produced, saved, and marketed from any well or lease (after satisfaction of all other royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of hydrocarbons) (the "Net Revenue Interest") and (*y*) all other revenues of Employer whether generated within or outside of the United States, or (ii) US$6,500.00 (the "Base Compensation"). To secure Executive's right to payment, the Net Revenue Interest of Executive shall be recorded of record, in his name, for each well acquired during his term as Chief Executive Officer. Any compensation payable to the Executive shall be paid by the fifteenth (15th) day of the month following the month that such compensation was earned or accrued. Notwithstanding the foregoing, such payment of compensation shall be made simultaneously with, and shall not be made after, the payment of any other of the Employer's royalty payments on revenues from hydrocarbons produced, saved, and marked from any well or lease. All payments to the Executive shall be subject to applicable withholding and payroll taxes.

(b) Throughout the Employment Period, the Executive shall be entitled to participate in any and all employee benefits, plans, programs or arrangements which may be implemented by the Employer from time to time and available to similarly-situated employees of the Employer (collectively the "Plans").

(c) Other Benefits. The Employer shall also provide to the Executive, as mutually determined by the Parties: (i) corporate credit cards for the Executive's use with respect to gasoline and other approved business expenses, (ii) a vehicle for business and personal use, (iii) a mobile phone and suitable service package thereto, (iv) a portable or notebook personal computer, and (v) four (4) weeks' vacation time.

1.3 BONUS. The Employer shall award the Executive an annual bonus if the Executive meets or exceeds certain goals, which goals shall be established by mutual agreement of the Employer's board of directors and conveyed to the Executive.

1.4 FIELD MANAGEMENT. Subject to the appointment, oversight and direction of the Chief Executive Officer, the Employer shall employ a "Field Manager" who shall be in charge of all field operations. After the completion of the initial year of the operations of the Employer, the Field Manager shall be compensated in an amount equal to ten percent (10%) of all of the Employer's net profits, subject to the Field Manager's satisfaction of certain performance goals which shall be established by the Employer. Once these goals are met, the Field Manager shall be fully vested in this profits interest. The initial Field Manager shall be Damon Wagley, and he shall also be appointed as President of the Employer.

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1.5 GUARANTEE OF PAYMENTS DUE EXECUTIVE. All payments due Executive by Employer under this Agreement are hereby guaranteed by its parent company, Global NuTech, Inc., a Nevada corporation, and International Plant Services, L.L.C., another subsidiary of Global NuTech, Inc., as evidenced by their execution of this Agreement.

ARTICLE II
COMPETITION AND CONFIDENTIAL INFORMATION

2.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing confidential and proprietary information relating to the business and operations of the Employer and its affiliates, including but not limited to information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals.

The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Employer and its affiliates and that its disclosure or use by others could cause substantial loss to the Employer and its affiliates. The Executive and the Employer also recognize that an important part of the Executive's duties have been, and will continue to be, to develop goodwill for the Employer and its affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Employer and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Employer and its affiliates, may follow the Executive if and when his employment relationship with the Employer ends.

The Executive accordingly agrees that without Employer's written consent, during the Employment Period, the Executive will not, either individually or as owner, partner, agent, employee, consultant, or in any other capacity, engage in any activity competitive with the Employer or any of its affiliates and will not on his own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer, or any of its affiliates, who was employed by the Employer or an affiliate on the Effective Date, without regard to whether that employee's employment with the Employer has subsequently ceased for any reason.

Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than Ten percent (10%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

2.2 NON-DISCLOSURE. At all times after the Effective Date, the Executive will keep confidential any confidential or proprietary information of the Employer and its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Employer and shall not at any time directly or indirectly disclose any such information to any person, firm or employer, or use the same in any way other than in connection with the business of the Employer and its affiliates, or pursuant to any duly issued court order or subpoena. For purposes of this Agreement, "confidential or proprietary information" means information unique to the Employer and its affiliates which has a significant

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business purpose and is not known or generally available from sources outside the Employer and its affiliates.

ARTICLE III
EMPLOYMENT PERIOD

3.1 DURATION. The term of this Agreement shall commence on the Effective Date and shall terminate on the third (3rd) anniversary thereof, but shall automatically be renewed thereafter on an annual basis unless notice of termination is provided by Employer to the Executive six (6) months prior to the end of the current term of this Agreement. The "Employment Period" shall be contemporaneous with the term of this Agreement, unless terminated early in conformity with Section 3.2 below.

3.2 EARLY EMPLOYMENT TERMINATION. The Employment Period shall be terminated prior to the end of this Agreement for any of the following reasons or upon the occurrence of any of the following events:

(a) Discharge of the Executive for cause; or

(b) Death of the Executive; or

(c) Total disability of the Executive (as defined in Section 3.4(b) below); or

(d) Voluntary resignation of the Executive.

3.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY EMPLOYMENT TERMINATION.

(a) In the event of an early termination of the Employment Period due to the Employer's termination of the Executive's employment, for any reason (i) his right to receive the Base Compensation shall terminate as of the effective date of such early termination, but (ii) in consideration of his prior efforts, he shall continue to receive the Net Revenue Interest on a monthly basis, with the calculation of such payment limited to the revenues generated from hydrocarbon prospects that were owned, established and/or operated during the Executive's term as Chief Executive Officer, with such Net Revenue Interest to be paid to the Executive or, in the event of his death, to his Estate.

(b) In the event of an early termination of the Employment Period, the Employer shall pay to the Executive all accrued but unpaid vacation pay, bonuses or other compensation earned by the Executive prior to the date of termination.

3.4 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:

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(a) As used in Section 3.2(a), above, the term "cause" means (i) willful and continued non-performance of his job responsibilities, after the Executive has been provided written notice of such non-performance and a reasonable time period, not less than three (3) months, has passed without substantial correction of such non-performance, (ii) the Executive's conviction for a felony, (iii) proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, (iv) the Executive's inebriation or use of illegal drugs in the course of, related to or connected with the business of the Employer, (v) the Executive's willful engaging in misconduct that is materially injurious to the Employer or its affiliates, monetarily or otherwise, or (vi) the breach by the Executive of his obligations under Sections 2.1 or 2.2 above.

(b) As used in Sections 3.2(c) above, the term "total disability" means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for an aggregate of six (6) months in any twelve-month period as reasonably determined by the Employer.

ARTICLE IV
NOTICES

Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Employer or, in the case of the Employer, at its principal offices.

ARTICLE V
MISCELLANEOUS

5.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Employer with respect to the subject matter hereof, and supersedes any and all prior understandings on the subjects contained herein, written or oral.

5.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the Parties in a written instrument executed by the Parties or their legal representatives. Nothing in this Agreement shall affect the Employer's and its affiliates' rights to amend or terminate any of its employee benefit plans, as permitted under applicable law and the respective terms of such plans.

5.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the Parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

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5.4 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

5.5 DISPUTE RESOLUTION; NO LITIGATION. Disputes arising out of or relating to the interpretation or performance of this Agreement shall first be resolved through friendly consultations. If such dispute cannot be resolved within thirty (30) calendar days after the commencement of consultation (or any extension thereof mutually agreed to by the Parties), either Party may submit the dispute to mediation by a mutually acceptable mediator to be chosen by Employer and the Executive within twenty (20) calendar days after written notice by either Employer or the Executive demanding mediation. Neither Employer nor Executive may unreasonably withhold consent to the selection of the mediator. Each Party shall bear its own costs of mediation, but Employer and Executive will share the costs of the mediator equally. The mediation shall take place in Houston, Texas. In the event that mediation fails, all disputes shall be settled by binding arbitration to be held in Houston, Texas, within sixty (60) days of the failure of mediation, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may grant injunctions or other relief in such dispute or controversy. The costs and expenses of such arbitration shall be allocated as determined by the arbitrator, and the arbitrator is authorized to award attorney fees to the prevailing Party. Such arbitration shall be conducted by a panel of one (1) arbitrator, who shall be mutually approved by the Parties. In the event that the Parties cannot mutually agree upon an arbitrator, the arbitrator shall be selected pursuant to the applicable rules of the American Arbitration Association. Disputes arising out of this Agreement shall not be the subject of litigation.

*** signature page follows ***

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

EMPLOYER:

TEXAS GULF OIL & GAS, INC.

By: ____________________
Name:
Its: Chief Executive Officer

EXECUTIVE:

____
Name: Timothy J. Connolly

The undersigned agrees to the terms of this Agreement, particularly those under Section 1.5., "Guarantee of Payments Due Executive", and to be bound thereby.

GLOBAL NUTECH, INC.

By: ____________________
Name: David Mathews
Its: Chief Executive Officer

INTERNATIONAL PLANT SERVICES, L.L.C.

By: ____________________
Name: Craig Crawford
Its: President

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